UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11430	25-1190717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, New York, NY	10017-6707
(Address of principal executive offices)	(Zip Code)

(212) 878-1800
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry into a Material Definitive Agreement.

On October 7, 2013, Minerals Technologies Inc. (the "Company") entered into a Note Purchase Agreement (the "Note Purchase Agreement") with New York Life Insurance Company, New York Life Insurance And Annuity Corporation, New York Life Insurance And Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30c), Forethought Life Insurance Company, Prudential Retirement Insurance And Annuity Company, Prudential Arizona Reinsurance Captive Company, Physicians Mutual Insurance Company, The Prudential Insurance Company of America, Prudential Retirement Insurance And Annuity Company, United of Omaha Life Insurance Company and Great-West Life & Annuity Insurance Company (the "Purchasers"). For more information about the Note Purchase Agreement, see the disclosure under Item 2.03 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 2.03                          Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the Note Purchase Agreement discussed in Item 1.01 above, on October 7, 2013, the Company issued and sold to the Purchasers in a private placement $75 million aggregate principal amount of senior unsecured notes, consisting of (a) $30,000,000 aggregate principal amount of 3.46% Senior Notes, Series A, due October 7, 2020 (the "Series A Notes") and (b) $45,000,000 aggregate principal amount of 4.13% Senior Notes, Series B, due October 7, 2023 (the "Series B Notes" and, together with the Series A Notes, the "Notes").  The Company has used the proceeds of the Notes to repay its $75 million aggregate principal amount obligation under its senior unsecured notes due October 5, 2013.
The Series A Notes bear interest at the rate of 3.46% per annum and the Series B Notes bear interest at the rate of 4.13% per annum, each payable semiannually in arrears on the seventh day of each April and October commencing on April 7, 2014, until the principal has become due and payable. The Series A Notes mature on October 7, 2020 and the Series B Notes mature on October 7, 2023.
The Notes are senior unsecured obligations of the Company and are subject to prepayment only with respect to a required offer to prepay the Notes in the event of a change of control of the Company or certain sales, leases or other dispositions of a substantial part of the assets of the Company or any restricted subsidiary, at 100% of the principal amount to be prepaid plus accrued interest.  Prepayments, at the option of the Company, in accordance with the terms of the Note Purchase Agreement, are at 100% of the principal amount to be prepaid plus accrued interest and a Make-Whole Amount (as defined in the Note Purchase Agreement), if any, with respect to the Notes at the time of prepayment.
The terms of the Note Purchase Agreement include customary events of default.  If an event of default under the Note Purchase Agreement occurs resulting from bankruptcy or other insolvency events, all Notes will automatically become immediately due and payable.  If any other event of default under the Note Purchase Agreement occurs, the Required Holders (as defined in the Note Purchase Agreement) may at any time at their option, among other things, declare all Notes then outstanding to be immediately due and payable.
The Note Purchase Agreement contains a covenant by the Company to not permit, at any time, its consolidated debt to exceed 60% of its consolidated total capitalization. The Note Purchase Agreement also contains other customary affirmative and negative covenants and customary representations and warranties.
The above description of the Note Purchase Agreement is qualified in its entirety by reference to the complete text of the Note Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
	(d)	Exhibits
10.1
Note Purchase Agreement, dated as of October 7, 2013, among Minerals Technologies Inc. and New York Life Insurance Company, New York Life Insurance And Annuity Corporation, New York Life Insurance And Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30c), Forethought Life Insurance Company, Prudential Retirement Insurance And Annuity Company, Prudential Arizona Reinsurance Captive Company, Physicians Mutual Insurance Company, The Prudential Insurance Company of America, Prudential Retirement Insurance And Annuity Company, United of Omaha Life Insurance Company and Great-West Life & Annuity Insurance Company

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINERALS TECHNOLOGIES INC.
(Registrant)

	By:	/s/ Thomas J. Meek
	Name:	Thomas J. Meek
	Title:	Senior Vice President, General Counsel and Secretary, Chief Compliance Officer

Date: October 10, 2013

MINERALS TECHNOLOGIES INC.
EXHIBIT INDEX

Exhibit No. __________	Subject Matter ____________________________________________________________

10.1
Note Purchase Agreement, dated as of October 7, 2013 among Minerals Technologies Inc. and New York Life Insurance Company, New York Life Insurance And Annuity Corporation, New York Life Insurance And Annuity Corporation Institutionally Owned Life Insurance Separate Account (BOLI 30c), Forethought Life Insurance Company, Prudential Retirement Insurance And Annuity Company, Prudential Arizona Reinsurance Captive Company, Physicians Mutual Insurance Company, The Prudential Insurance Company of America, Prudential Retirement Insurance And Annuity Company, United of Omaha Life Insurance Company, and Great-West Life & Annuity Insurance Company